State of Delaware
Secretary of State
Division of Corporations
Delivered 02:57 PM 05/09/2014
FILED 02:54 PM 05/09/2014
SRV 140599559 - 5072326 FILE

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
ECO-LOGICAL CONCEPTS, INC.
AND
ECO-MERGER SUB, INC.

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Eco-Logical Concepts, Inc., and the name of the corporation being merged into this surviving corporation is Eco-Merger Sub, Inc.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is Eco-Logical Concepts, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on filing.

SIXTH: The Agreement of Merger is on file at Eco-Logical Concepts, Inc., 420 Jericho Turnpike, Suite 110, Jericho, NY 11753-1319 the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 9th day of May 2014.

By: ______________________
Name: Joel Falitz
Title: President, Chief Executive Officer, Secretary and Treasurer